UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

GLOBAL BIOTECH CORP..

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

(Commission file no.)	(IRS Employer Identification No.)
000-33271	98-022951

2711, CENTREVILLE ROAD, BUREAU 400

WILMINGTON, DELAWARE 19808

Company's telephone number, including area code:

302-288-0658

Item 1.01 Entry into a Material Definitive Agreement

On September 3, 2013, Global Biotech Corp. (the Company" or "Global") entered into an Agreement in principal, with a finalized agreement to be signed within the following 2 weeks, with Purthanol Ltd. to acquire their know-how and all technical aspects of the purthanol extraction process. Further, they also acquired all purchase orders on hand (for forward delivery of purthanol within the next 12 months) and licensing agreements, currently signed or in the process of being signed, for the purthanol extraction process. The consideration for all the above are common shares of Global. A part of said agreement is a non-compete clause with Global.

Item 5.02 Departure and Appointment of Directors or Certain Officers

On September 3, 2013, Louis Greco resigned as a Director and the President of Global Biotech Corp.

Effective September 3, 2013, Louis Pharand was appointed the President and a Director of the Company. Mr.Pharand’s appointment was confirmed at a meeting of the Board of Directors of the Company held on the same day. Mr. Pharand aged 59, will serve as the President of the company until further notice.

Mr.Louis Pharand is currently the president of Purthanol Ltd. and the moving force behind the implementation of the purthanol process, worldwide.

Mr. Pharand has been the presidential pilot for H.E.M. Marc Ravalomanana of Madagascar and has worked alongside the Chief of Staff to the President, as a consultant for foreign delegations and corporations looking to do business in Madagascar and other countries.

Mr. Pharand also has an expertise in providing security to heads of states.

Mr Pharand is presently active in the coordination and implementation of several projects, primarily purthanol, through his many contacts in the business world. His ability to implement programs and to communicate directly with heads of states and international business people have created an infrastructure to make this venture a success.

Effective September 3, 2013, Serge Mersilian was appointed the Director of Communications of the Company. Mr. Mersilian’s appointment was confirmed at a meeting of the Board of Directors of the Company held on the same day. Mr. Mersilian aged 57, will serve in that capacity until further notice.

Mr. Mersilian has dealt with a variety of highly sought after clients, through the use of various medias, during the past 30years. He has been involved with filmmaking, photographing, conceptualization of corporate logos, image creation etc. for many internationally known clients. These have included, to name some of them, L’Oreal, Chanel, Thomson, Essilor, Nabisco, Seagrams, etc. He has work credentials in Europe and North America and brings to Global the ability to raise the profile of the Company, on the worldwide stage, to great heights.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3 2013

Global Biotech Corp.

By: /s/ Leonard Stella

Leonard Stella, CEO